EXHIBIT 11.2

Consent of Independent Auditor

We consent to the use in this Regulation A Offering Circular on Form 1-A of Fundrise Equity REIT, LLC of our report dated September 21, 2015, relating to our audit of the balance sheet as of August 31, 2015. On October 26, 2015, we changed the name of our firm from McGladrey LLP to RSM US LLP.

/s/ RSM US LLP

McLean, Virginia

December 15, 2015